Company Release - 10/30/2006 08:30
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ALFACELL  CORPORATION  REPORTS  FOURTH  QUARTER AND FISCAL YEAR 2006 RESULTS AND
HIGHLIGHTS

BLOOMFIELD, N.J.--(BUSINESS WIRE)--

Alfacell Corporation (Nasdaq: ACEL) today reported financial results and key Company highlights for the fourth quarter and the 2006 fiscal year, ending July 31, 2006.

"Over the past year we have made meaningful progress in executing our business strategy and strengthening its fundamentals. With the most significant cash reserves in the history of the company and the potential to have registration quality data from our pivotal ONCONASE trial in the near-term, we are poised for a very exciting year," said Kuslima Shogen, Chairman and Chief Executive Officer of Alfacell. "Earlier this year, we reported data from the first interim analysis in our pivotal Phase IIIb trial for ONCONASE in unresectable malignant mesothelioma (UMM) that showed favorable safety and survival data. We have now enrolled over 370 patients in the study, and anticipate completing the NDA submission for ONCONASE in combination with doxorubicin pending positive data in mid-2007."

    Fiscal Year 2006 Highlights (August 1, 2005 - July 31, 2006):

    ONCONASE(R) (ranpirnase) Clinical Programs

     -- Under the FDA Fast Track Designation for ONCONASE as a potential new therapy for UMM, the company continued to progress toward the completion of each of the non-clinical sections of the New Drug Application (NDA).

     -- In February, the company surpassed its UMM trial enrollment target of 316 patients in the international, multi-center, open-label, centrally randomized Phase IIIb confirmatory pivotal trial. This trial is designed to assess the efficacy, safety and tolerability of the combination of ONCONASE + doxorubicin as compared to doxorubicin alone in the treatment of patients with unresctable malignant mesothelioma
          (UMM). To date, more than 370 patients have been enrolled.

     -- In April, protocol-specified interim results from the Phase IIIb trial were released. The first interim analysis was triggered by reaching 105 deaths in the study. The interim analysis showed:

          -- An overall median survival time (MST) favoring the ONCONASE + doxorubicin treatment group (12 months) over patients treated with doxorubicin alone (10 months). Notably, a two month improvement in MST had also previously been observed in the same population from the completed Phase III single agent study that favored the ONCONASE group over doxorubicin group (11.6 months vs. 9.6 months).

          -- At one-year, 47% of the patients treated with ONCONASE + doxorubicin were alive as compared to 36% those treated with doxorubicin alone.

          -- Patients who achieved a clinical response showed a seven-month difference in survival (17 vs. 10 months) favoring the ONCONASE + doxorubicin group.

          -- ONCONASE, when given with doxorubicin, did not increase the amount or severity of known doxorubicin associated side effects.

     -- We continue to enroll patients in the ONCONASE Phase I / II trial in non-small cell lung cancer (NSCLC).

    Research Collaborations

     -- In July 2006, we entered into a new collaboration with the West German Cancer Center at the University of Duisburg-Essen for the development, characterization and large-scale production of a novel fusion protein for non-Hodgkin's lymphoma (NHL). The fusion protein consists of ONCONASE and a humanized anti-CD22 monoclonal antibody.

     -- In May 2006, Dr. Intae Lee, University of Pennsylvania, presented new data on the effectiveness of ONCONASE against NSCLC at the 14th Annual meeting of the International Society for Magnetic Resonance in Medicine.

          -- Data from Dr. Lee's studies demonstrated that ONCONASE induced apoptosis in apoptosis-resistant A549 human NSCLC cells. In these animal studies, ONCONASE significantly reduced tumor hypertension, the major physiological barrier to drug delivery. Multiple small doses of ONCONASE, which were more effective than one large single dose in inhibiting tumor growth, led to increased delivery of ONCONASE into tumor regions. Importantly, these effective multiple small doses of ONCONASE did not reduce body weight when compared to the saline treated control group.

     -- In October 2005 Dr. Lee also presented compelling data at the 47th Annual Meeting of the American Society of Therapeutic Radiology and Oncology related to the ability of ONCONASE to effectively enhance the efficacy of both cisplatin and carboplatin, two drugs commonly used in lung cancer.

          -- The data from Dr. Lee's experiment indicated that ONCONASE alone inhibited the tumor growth of A549 human NSCLC cells, and induced apoptosis of those cells. ONCONASE also enhanced the cytotoxic effects of cisplatin and carboplatin when both drugs were simultaneously administered and when cisplatin or carboplatin was added after ONCONASE, and increased the cisplatin-induced tumor growth delay. In addition, ONCONASE effectively showed the inhibition of tumor growth, while cisplatin and carboplatin did not.

    To view this poster in full:
        http://astro2005.abstractsnet.com/aoriginal.wcs?entryid=000574

     -- In May 2006, we announced that Dr. Michele Carbone will lead a program evaluating ONCONASE and other drugs as potential therapies to prevent the development of mesothelioma.

     -- In May 2006, Joram Slager, Ph.D., formerly of Johns Hopkins University Medical School, presented new data on the effectiveness of AC 03-636, a novel ribonuclease preclinical drug candidate, against various brain tumor cell lines at the American Association of Neurological Surgeons
          (AANS) annual meeting.

          -- Dr. Slager's presentation demonstrated that treatment with a controlled-release AC 03-636 polymer formulation, when administered intracranially on the day of tumor implantation, significantly prolonged survival of rats, with a median survival of 21 days as compared to the control group, which had a median survival of 14 days (p = 0.023).

    Other Corporate Highlights

-- In July 2006, the company received net proceeds of approximately $11.3 million as a result of a private placement of common stock and warrants. The company now projects that it has cash sufficient to fund operations through mid-2008.

     -- In January 2006, we formed a prestigious Thoracic Cancer Advisory Board (TCAB), including Chairman Michele Carbone, MD, Ph.D., Director of the Thoracic Oncology Program at University of Hawaii; Harvey Pass, MD, Professor of Cardiothoracic Surgery and Surgery, at New York University and Raja Flores, MD, Thoracic Surgery Service, at Memorial Sloan-Kettering Cancer Center.

     --   In January  2006,  Tommy G.  Thompson,  former  Secretary  of the U.S.
          Department of Health and Human Services and four-term Governor of Wisconsin, was appointed Chairman of the company's new Business Policy Committee.

     -- In October 2005, we received the inaugural "Pioneer Award" from the Mesothelioma Applied Research Foundation (MARF), which honored companies that made "substantial contributions to the field of mesothelioma research." Other recipients were Eli Lilly, Merck, Biogen Idec and Fujirebio Diagnostics.

     -- The company continues to make progress in our business development activities regarding the U.S. and/or international marketing rights for ONCONASE.

    Financial Results

During Fiscal Year 2006, the company received net proceeds of approximately $12.3 million as a result of private placements of common stock and warrants and from exercises of stock options and warrants. The company expects that these net proceeds and its cash reserves will be sufficient to fund operations through July 31, 2008. These proceeds will be used to support the anticipated filing of an NDA of ONCONASE for UMM, assuming satisfactory results from the ongoing trial, the expansion of the ONCONASE oncology franchise, and the development of other pipeline products.

The net loss for fiscal 2006 was $7,810,000 as compared to $6,462,000 in fiscal 2005 and $5,070,000 in fiscal 2004.

Research and development expense for fiscal 2006 was $5,230,000 compared to $5,082,000 for fiscal 2005, an increase of $148,000, or 3%. The increase was primarily due to the compensation expense of approximately $458,000 which is related to share-based compensation. The share-based compensation expense is expected to continue as a result of the adoption of SFAS 123(R), which requires a charge compensation expense for all employee stock options. This increase was offset by a decrease in patent expenses of approximately $170,000; completion of key toxicology requirements and key requirements for chemistry, manufacturing and controls resulting in a decrease in expenses of approximately $116,000; a decrease in pre-clinical sponsored research and development expenses of approximately $82,000; and a reduction in costs related to clinical trials of approximately $35,000.

General and administrative expense for fiscal 2006 was $3,005,000 compared to $1,771,000 for fiscal 2005, an increase of $1,234,000, or 70%. This increase was primarily due to an increase in compensation expense of approximately $710,000 which is primarily related to share-based compensation. The share-based compensation expense is expected to continue as a result of the adoption of SFAS 123(R). The increase in general and administrative expense also resulted from legal fees of approximately $287,000 and non-cash share-based compensation expense related to stock options issued to a consultant and board members of approximately $253,000.

Alfacell ended FY 2006 (July 31, 2006) with cash, cash equivalents, and investments of $11,518,540. Total shares outstanding were 44,405,717 million.

About Alfacell Corporation

Alfacell Corporation is a biopharmaceutical company focused on the discovery, development and commercialization of novel therapeutics for cancer and other diseases, using its ribonuclease (RNase) technology platform. ONCONASE(R) (ranpirnase), Alfacell's lead investigational drug candidate, is currently being evaluated in several studies, including a Phase IIIb registration study for unresectable malignant mesothelioma (MM). A Phase I / II trial evaluating ONCONASE in non-small cell lung cancer (NSCLC) is also in progress. For more information, please visit www.alfacell.com.

This press release includes statements that may constitute "forward- looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, uncertainties involved in transitioning from concept to product, uncertainties involving the ability of the Company to finance research and development activities, potential challenges to or violations of patents, uncertainties regarding the outcome of clinical trials, the Company's ability to secure necessary approvals from regulatory agencies, dependence upon third-party vendors, and other risks discussed in the Company's periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Source: Alfacell Corporation
________________________________________________________________________________
Contact: Media: Feinstein Kean Healthcare Courtney Harris, 617-577-8110 courtney.harris@fkhealth.com or Investors: TS Communications Group Tara Spiess or Andrea Romstad, 914-921-5958 alfacell@biotechirpr.com